Exhibit 99. 1

FOR IMMEDIATE RELEASE	Contact: James F. Arneson
President
360.459.1100

Venture Financial Group Announces Record 1st Quarter Earnings & 1st
Quarter Asset, Loan, & Deposit Growth

FIRST QUARTER HIGHLIGHTS

  Record 1st Quarter Net Income of $2.3 million

  Record 1st Quarter Asset Growth of $71.5 million
  Record 1st Quarter Loan Growth of $24.4 million
  Record 1st Quarter Deposit Growth of $70.4 million
  Excellent Loan Portfolio Credit Quality

Olympia, Wash., April 18, 2006 - Venture Financial Group, Inc. ("Venture" or "the Company"), parent company of Venture Bank (www.venture-bank.com) today announced for the first quarter ended March 31, 2006, net income of $2.3 million, an increase of 13.8% or $281,000 as compared to $2.0 million for the first quarter of 2005. $2.3 million represents the highest first quarter earnings in Company history.

At March 31, 2006, total assets were $824.3 million which was an increase of 9.5% or $71.5 million for the first quarter as compared to $752.8 million in total assets at December 31, 2005. $71.5 million represents the highest first quarter asset growth in Company history.

"We are starting the year out very well," said Ken F. Parsons Sr., Venture Financial Group Chairman and CEO. "The shareholders are being well served by our team."

Total assets at March 31, 2006 were 42.6% or $246.1 million higher than at March 31, 2005 when total assets were $578.1 million. The acquisition of Redmond National Bank and its parent company, Washington Commercial Bancorp during the third quarter of 2005 contributed $131.8 million of the $246.1 million asset growth that has occurred since March 31, 2005.

Total loans at March 31, 2006 were $626.7 million which was a quarterly increase of 4.0% or $24.4 million as compared to $602.3 million in total loans at December 31, 2005. Total loans at March 31, 2006 increased $173.9 million or 38.4% from $452.8 million at March 31, 2005. Loans attributed to the acquisition of Redmond National Bank were $107.1 million.

Total deposits at March 31, 2006 were $584.5 million which was a quarterly increase of 13.7% or $70.4 million as compared to $514.0 million in total deposits at December 31, 2005. Total deposits at March 31, 2006 increased $225.0 million or 62.6% from $359.5 million at March 31, 2005. Deposits attributed to the acquisition of Redmond National Bank were $86.9 million.

The quality of the Company's assets remains strong. Nonperforming assets as a percentage of total assets declined to 0.43% at March 31, 2006 from 0.92% at March 31, 2005. Nonperforming assets as a percentage of total assets increased slightly in the first quarter from the December 31, 2005 level of 0.36% .

"Much of our growth this quarter has come from broadening and deepening the relationships we gained last year in our entry into the east King County area," said Jim Arneson, President and CEO of Venture Bank. "In spite of a real estate market that is beginning to show signs of softening, we've been able to maintain a healthy volume of quality loan transactions." Operating Results

Net Interest Income

Net interest income for the first quarter of 2006 increased 20.93% to $7.8 million, from $6.5 million for the first quarter of 2005. This increase is due to internal growth and the third quarter 2005 merger with Redmond National Bank. The net interest margin at March 31, 2006 was 4.58% and at March 31, 2005 was 5.13% . The narrowing of the net interest margin in the continuing rising rate environment is due to the repricing of liabilities at a faster rate than the repricing of assets during the period and a relatively flat treasury yield curve. The purposeful change to a more liquid mix of assets on the balance sheet also contributes to a reduced margin.

Non Interest Income

Non-interest income for the first quarter of 2006 was $2.0 million which is a reduction of 4.0% or $83,000 compared to $2.1 million in the first quarter of 2005. Excluding our one-time $300,000 gain on the sale of OREO in the first quarter of 2005, non-interest income increased in the first quarter of 2006 as compared to the first quarter of 2005 by $217,000 or 12.4% . The major components of non-interest income include salable mortgage loan fee income, service charge income, and other income. In spite of continued rising interest rates in the marketplace, residential mortgage volume remained strong providing fee income of $442,000 for the first quarter of 2006 as compared to $411,000 for the first quarter of 2005. Service charge income of $940,000 for the first quarter of 2006 compares to $735,000 for the first quarter 2005. This significant 27.9% increase is partially attributed to the purchase of Redmond National Bank and the related increase in deposit accounts. Other non-interest income for the first quarter of 2006 was $585,000, virtually unchanged in the first quarter of 2006 from the first quarter of 2005 level of $904,000 when excluding our one-time $300,000 gain on the sale of OREO.

Non Interest Expense

Total non-interest expense increased by $762,000 or 14.3% for the three months ended March 31, 2006 compared to the three months ended March 31, 2005. All of the components of non-interest expense (salaries and benefits, occupancy, and other expenses) increased comparing the three months ended March 31, 2006 to the same period ending March 31, 2005. The increases are primarily attributed to the costs associated with the new financial centers in Redmond and Lakewood.

Nonperforming Loans

Nonperforming loans as a percentage of total loans was reduced to 0.49% as of March 31, 2006 as compared to 1.10% as of March 31, 2005. The ratio of allowance for credit losses to nonperforming loans was reduced to 1.40% at March 31, 2006 from 1.59% at March 31, 2005.

Venture Financial Group, through its wholly owned subsidiary Venture Bank, has 17 offices in four western Washington counties and offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services. Further information about Venture Bank may be found at www.venture-bank.com.

Note Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Specific risks related to forward-looking statements in this press release include the Company's ability to maintain growth and asset quality in the current interest rate environment.

VENTURE FINANCIAL GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except per share amounts)

	March 31,	December 31,	March 31,
	2006	2005	2005
Assets
Cash and due from banks	$ 13,958	$ 16,791	$ 15,823
Interest bearing deposits in banks	1,641	1,308	63
Federal funds sold	21,890	6,230	--
Securities available for sale, at fair value	91,859	61,593	70,389
FHLB Stock	4,490	4,490	3,944

Loans held for sale	2,584	5,699	5,074
Loans	624,112	596,636	447,733
Allowance for credit losses	(8,705)	(8,434)	(7,167)
Net loans	615,407	588,202	440,566

Premises and equipment	19,998	19,034	14,104
Foreclosed real estate	474	474	339
Accrued interest receivable	3,282	3,117	2,091
Cash value of life insurance	16,980	16,655	13,572
Intangible assets	26,310	26,508	9,460
Other assets	5,377	2,692	2,756
Total assets	$824,250	$752,793	$578,181

Liabilities
Deposits:
Demand	$ 100,444	$ 99,161	$ 76,056
Savings and interest bearing demand	186,231	189,419	161,908
Time deposits	297,797	225,448	121,530
Total deposits	584,472	514,028	359,494

Federal funds purchased	--	--	320
Repurchase agreements	35,641	33,309	44,070
Short term borrowing	55,537	68,489	74,679
Long term debt	62,682	52,682	34,589
Accrued interest payable	1,390	1,288	497
Other liabilities	6,943	6,843	6,510
Total liabilities	746,665	676,639	520,159

Stockholders' Equity
Common stock, (no par value); 10,000,000 shares authorized,	36,847	36,905	23,107
shares issued and outstanding: March 2006 - 7,239,940
December 2005 - 7,218,152, March 2005 - 6,520,714
Retained earnings	42,588	40,879	35,313
Accumulated other comprehensive income	(862)	(651)	(398)
Advances to employee retirement plan	(493)	(493)	--
Unearned employee stock awards	--	(104)	--
Additional minimum pension liability	(495)	(382)	--
Total stockholders' equity	77,585	76,154	58,022
Total liabilities and stockholders' equity	$824,250	$752,793	$578,181
Other Data
Nonperforming assets to total assets	0.43%	0.36%	0.92%
Nonperforming loans to total loans	0.49%	0.37%	1.10%
Allowance for credit losses to loans	1.40%	1.41%	1.59%
Allowance for credit losses to nonperforming loans	281.17%	378.72%	143.75%
Equity to Assets	9.43%	10.03%	10.04%
Net interest margin	4.58%	4.93%	5.13%

VENTURE FINANCIAL GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	Three months ended
	March 31,
	2006	2005
Interest income
Loans	$12,144	$7,995
Federal funds sold and deposits in banks	31	8
Investments	770	783
Total interest income	12,945	8,786
Interest Expense
Deposits	3,158	1,164
Fed funds purchased	34	8
Repurchase agreements	346	217
Other borrowings	1,591	934
Total interest expense	5,129	2,323

Net interest income	7,816	6,463

Provision for credit losses	150	215

Net interest income after provision for credit losses	7,666	6,248

Non-interest income
Service charges on deposit accounts	940	735
Origination fees on mortgage loans sold	442	411
Other operating income	585	904
Total non-interest income	1,967	2,050
Non-interest expense
Salaries and employee benefits	3,399	2,985
Occupancy and equipment	1,053	887
Other expense	1,641	1,459
Total non-interest expense	6,093	5,331

Operating income before provision for income taxes	3,540	2,967

Provision for income taxes	1,226	934

Net income	$ 2,314	$ 2,033

Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities arising during the period	(211)	(641)
Minimum pension liability adjustment	(113)	--

Comprehensive Income	$ 1,990	$ 1,392
Earnings Per Share Data
Basic earnings per share	$0.32	$0.31
Diluted earnings per share	$0.31	$0.30

Dividends declared per share	$0.07	$0.07

Weighted average number of common shares outstanding	7,215,485	6,531,379
Weighted average number of common shares outstanding,
Including dilutive stock options	7,365,276	6,730,927

Return on average assets	1.21%	1.45%
Return on average equity	12.04%	14.07%